EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BancorpSouth, Inc.:
We consent to incorporation by reference in the registration statements (Nos. 333-28081 and 333-139584) on Form S-4, the registration statements (Nos. 033-60699, 333-84389, 333-84395, 333-88226, 333-115451, 333-121785, 333-133390 and 333-153867) on Form S-8 and the registration statements (Nos. 333-141250 and 333-161213) on Form S-3 of BancorpSouth, Inc. of our reports dated March 15, 2010, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of BancorpSouth, Inc.
Our report dated March 15, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses our opinion that BancorpSouth, Inc. did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of a material weakness related to the determination of the allowance for credit losses as included in Management’s Report on Internal Control over Financial Reporting.
/s/ KPMG LLP
Memphis, Tennessee
March 15, 2010